Exhibit 99.1

News Release

MEDIA CONTACTS:	Telkonet Investor Relations
414.721.7988
ir@telkonet.com

FOR IMMEDIATE RELEASE

Telkonet Reports 18% Revenue Increase and Continued Profitability in Third Quarter 2012

Teleconference and Webcast to be Held Today at 4:30 PM ET

November 14, 2012: Milwaukee, WI – Telkonet, Inc. (OTC BB: TKOI.OB), developer of the revolutionary EcoSmart energy management platform incorporating patented Recovery Time™ technology, announced today financial results for the quarter ended September 30, 2012.  Telkonet management will hold a teleconference and webcast to discuss these results with the financial community today, November 14th at 4:30 PM ET/3:30 PM CST.

“We are very pleased with the results we reported today as they are truly a testament of the devotion and commitment by the Telkonet’s executives, management team and employees.  Less than twenty-four months ago, we held approximately $0.1 million in cash, almost $6.0 million in current liabilities and were combatting continuing losses from operations.  Today, as a result of the continued execution of our strategic plan, expanding our targeted markets, delivering innovative technology and aggressively pursuing new domestic and international opportunities, we’ve realized substantial improvements across almost all of our financial metrics”, stated Jason Tienor, Telkonet’s CEO.  “However, we are far from satisfied with our accomplishments.  We remain committed to the continued focus on growth and development of our Clean Technology energy management business including a dedication to exploiting new and larger revenue opportunities; creating additional synergistic industry relationships; and delivering superior proprietary technology solutions to our core markets.”

Financial Highlights for the Third Quarter Ended September 30, 2012

●	For the three months ended September 30, 2012, revenue increased to $3.3 million from $2.8 million or 18%, when compared to the same period 2011.
●	For the nine months ended September 30, 2012, revenue increased to $8.7 million from $8.2 million or 6%, when compared to the same period 2011.
●	Gross margins of 56%, an increase of 2% as compared to 54% for the quarter ended September 30, 2011.
●	Net income for the quarter ended September 30, 2012 was $0.5 million compared to a net income of $0.01 million for the quarter ended September 30, 2011.
●	Adjusted EBITDA of $0.6 million for the quarter ended September 30, 2012, a $0.5 million increase when compared to the prior year period.
●	Cash and cash equivalents increased over 43% to $1.1 million as of September 30, 2012 as compared to $0.7 million on June 30, 2012.
●
Working capital deficit (current liabilities in excess of current assets) decreased by $0.7 million from $0.8 million at December 31, 2011 to a working capital deficit of $0.1 million at September 30, 2012.

2012 Outlook

We expect 2012 revenues to be between $11.5 and $12.5 million, as opposed to original guidance of $14 to $16 million.  We are reconfirming gross margin percentage guidance, but we are not in a position to reconfirm or revise net income percentage guidance.

Teleconference and Webcast

The Company will host a teleconference and webcast on Wednesday, November 14th at 4:30 PM ET to discuss these results with the financial community.

Time: 4:30 PM ET (3:30 PM CST, 1:30 PM PST)
Investor Dial-in (Toll Free):  877-407-0782
Investor Dial-in (International): 201-689-8567
Live Webcast: http://www.investorcalendar.com/IC/CEPage.asp?ID=170107

A replay of the teleconference will be available until November 30, 2012, which can be accessed by dialing (877) 660-6853 if calling within the United States or (201) 612-7415, if calling internationally.  Please enter conference ID #403330 to access the replay.

NON-GAAP Financial Measures
This release contains a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP measure.

The Company, as is common in its industry, uses adjusted EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company cannot affect the amortization of the intangible assets to any material degree, and therefore uses adjusted EBITDA as its primary management guide. Since an outside investor may base their evaluation of the Company’s performance based on the Company’s net income (loss) and not its cash flows, there is a limitation to the adjusted EBITDA measurement. Adjusted EBITDA is not, and should not be considered, an alternative to net income (loss), income (loss) from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, depreciation, amortization, taxes and other non-cash expense. In assessing the overall health of its business for the years ended December 31, 2011 and 2010 and the six months ended September 30, 2012, the Company excluded items in the following general categories, each of which are described below:

•
Gain (loss) on derivative liability. The Company has historically recorded non-cash gains and losses on the fair value of its derivative liabilities that arose from the sale of the Convertible Debentures in May and July 2008. These Debentures had embedded derivatives and the accounting treatment of derivative financial instruments requires that the Company record all derivatives and related warrants, and classify all other non-employee stock options and warrants as derivative liabilities and mark them to market at each reporting date. The Company considers this a financing transaction, and it is not an indication of current or future operating performance. Therefore, the Company does not consider the inclusion of this transaction helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

•
Stock-based compensation. The Company believes that because of the variety of equity awards used by companies, varying methodologies for determining stock-based compensation and the assumptions and estimates involved in those determinations, the exclusion of non-cash stock-based compensation enhances the ability of management and investors to understand the impact of non-cash stock-based compensation on our operating results. Further, the Company believes that excluding stock-based compensation expense allows for a more transparent comparison of its financial results to previous periods.

•
Gain on disposal of property and equipment:  In the first quarter of 2011, the Company recorded the disposal of a company vehicle. The Company considered this a one-time transaction, and it is not an indication of current or future operating performance. Therefore, the Company does not consider the inclusion of this transaction helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

•
Gain on sale of product line: In the first quarter of 2011, the Company sold its Series 5 Power Line Carrier product line and related business assets under an Asset Purchase Agreement (“APA”). Per the APA, the Company signed an unsecured Promissory Note due to the Purchaser. The note contains certain earn-out provisions that encompass both the Company’s and the Purchaser’s revenue volumes. In the second quarter 2012, the Company recorded a gain associated with the earn-out provision. The Company does not consider these ongoing transactions, and it is not an indication of current or future operating performance. Therefore, the Company does not consider the inclusion of these transactions helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

The non-GAAP financial measure described above, and used in this press release, should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of the non-GAAP financial measure as an analytical tool. In particular, the non-GAAP financial measure is not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measure reflect the exclusion of items that are recurring and will be reflected in the Company’s financial results for the foreseeable future. The Company compensates for these limitations by providing specific information in the reconciliation included in this press release regarding the GAAP amounts excluded from the non-GAAP financial measure. In addition, as noted above, the Company evaluates the non-GAAP financial measure together with the most directly comparable GAAP financial information.

ABOUT TELKONET
Telkonet is a leading energy management technology provider offering hardware, software and services to Commercial customers worldwide.  The EcoCentral Platform, in conjunction with the EcoSmart Suite of products, provides comprehensive savings, management and reporting of a building’s energy consumption. Telkonet’s energy management products are installed in properties within the Hospitality, Military, Educational, Healthcare and Residential markets reducing energy consumption, carbon footprints and eliminating the need for new energy generation. For more information, visit www.telkonet.com.

For news updates as they happen, follow @Telkonet on Twitter and Facebook.

ABOUT ETHOSTREAM
EthoStream is one of the largest public High-Speed Internet Access (HSIA) providers in the world, providing services to more than 4.2 million users monthly across a network of greater than 2,300 locations.  EthoStream’s EGS line of public-access gateway servers provides real-time monitoring and management of guest-access networks while its 24/7 support center is known for the highest levels of quality and service.  With a wide range of product and service offerings and one of the most comprehensive management platforms available for HSIA networks, EthoStream offers solutions for any public access location. For more information, please visit www.ethostream.com.

FORWARD LOOKING STATEMENTS

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Annual Report on Form 10K for the year ended December 31st, 2011 filed with the Securities and Exchange Commission.

All Company, brand or product names are registered trademarks or trademarks of their respective holders.
(Tables to follow)

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30,
(Unaudited)

	Three Months		Nine Months
	2012	2011	2012	2011
Net income (loss)	$513,210	$9,336	$(58,430)	$1,112,428
Interest expense (income), net	(7,712)	23,428	57,611	237,402
Depreciation and amortization	63,265	72,463	197,341	202,809

EBITDA	568,763	105,227	196,522	1,552,639
Adjustments:
Gain on disposal of property and equipment	-	-	-	(2,165)
Gain on derivative liability	-	-	-	(172,476)
Gain on sale of product line	-	-	(15,408)	(829,296)
Stock-based compensation	45,259	36,154	219,928	132,643

Adjusted EBITDA	$614,022	$141,381	$401,042	$681,345

TELKONET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (UNAUDITED)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues, net:
Product	$2,161,753	$1,632,160	$5,481,365	$4,760,120
Recurring	1,127,025	1,162,559	3,197,925	3,445,234
Total Net Revenue	3,288,778	2,794,719	8,679,290	8,205,354

Cost of Sales:
Product	1,166,848	1,002,816	2,969,512	2,728,980
Recurring	292,264	294,846	858,988	849,962
Total Cost of Sales	1,459,112	1,297,662	3,828,500	3,578,942

Gross Profit	1,829,666	1,497,057	4,850,790	4,626,412

Operating Expenses:
Research and development	251,089	197,674	732,154	588,908
Selling, general and administrative	1,009,814	1,194,156	3,937,522	3,488,802
Depreciation and amortization	63,265	72,463	197,341	202,809
Total Operating Expenses	1,324,168	1,464,293	4,867,017	4,280,519

Income (Loss) from Operations	505,498	32,764	(16,227)	345,893

Other Income (Expenses):
Interest (expense) income, net	7,712	(23,428)	(57,611)	(237,402)
Gain on derivative liability	-	-	-	172,476
Gain on disposal of property and equipment	-	-	-	829,296
Gain on sale of product line	-	-	15,408	2,165
Total Other Income (Expense)	7,712	(23,428)	(42,203)	766,535

Income (Loss) Before Provision for Income Taxes	513,210	9,336	(58,430)	1,112,428
Provision for Income Taxes	-	-	-	-
Net Income (Loss)	513,210	9,336	(58,430)	1,112,428

Accretion of preferred dividends and discount	(308,386)	(194,324)	(723,252)	(508,191)
Net income (loss) attributable to common stockholders	$204,824	$(184,988)	$(781,682)	$604,237

Net income (loss) per common share:
Income (loss) per common share– basic	$0.00	$0.00	$0.00	$0.01
Income (loss) per common share - diluted	$0.00	$0.00	$0.00	$0.01
Weighted Average Common Shares Outstanding – basic	106,153,192	102,970,585	105,011,687	102,033,143
Weighted Average Common Shares Outstanding - diluted	107,611,189	104,399,613	106,469,685	103,462,171